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                                                                     EXHIBIT 5.2


                                PIPER & MARBURY
                                    L.L.P.
                             CHARLES CENTER SOUTH
                            36 SOUTH CHARLES STREET
                        BALTIMORE, MARYLAND 21201-3018
                                 410-539-0489




                               December 31, 1997





NovaStar Financial, Inc.
1900 West 47th Place, Suite 205
Westwood, Kansas 66205

Ladies and Gentlemen:

      We have acted as special Maryland counsel to NovaStar Financial, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to a Registration Statement on Form S-11 of the Company (Registration No. 333-43471)(the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on December 30, 1997, relating to an aggregate of 3,549,999 shares (the "Offered Common Stock"), of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), being offered by certain selling security holders named therein, 3,649,999 Stock Purchase Warrants (the "Warrants") being offered by certain selling security holders named therein, and 3,649,999 shares (the "Underlying Common Stock") of the Common Stock issuable upon the exercise of the Warrants.

     In rendering the opinion expressed herein, we have examined the Registration Statement (in the form to be filed with the Commission), the Charter and By-Laws of the Company, minutes of the proceedings of the Company's Board of Directors authorizing the issuance of the Offered Common Stock, the Warrants, and the Underlying Common Stock, the Warrant Agreement dated as of December 9, 1996 between the Company and the Warrant Agent named therein (the "Warrant Agreement"), and such other documents as we have considered necessary. We have also examined a Certificate of Officer of the Company dated December 31, 1997 (the "Certificate"). In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. As to factual matters, we have relied on the Certificate and have not independently verified the matters stated therein.

     Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion and so advise you that, as of the date hereof:

          1. The Offered Common Stock has been duly authorized and validly issued and is fully paid and non-assessable.

          2. The Warrants have been duly authorized and constitute valid obligations of the Company.

          3. Upon issuance and delivery of certificates for shares of the Underlying Common Stock upon the exercise of the Warrants, against payment therefor in the manner contemplated in the Warrant Agreement and the Registration Statement or any applicable prospectus supplement and as authorized by the Board of Directors, the shares of Underlying Common Stock represented by such certificates will be duly authorized, validly issued, fully paid, and non-assessable.

     To the extent that the obligations of the Company under the Warrant Agreement may be dependent upon the following matters, we assume for purposes of this opinion that the Warrant Agent is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; that the Warrant Agent is duly qualified to engage in the activities contemplated by the Warrant Agreement; that the Warrant Agreement has been duly authorized, executed, and delivered by the Warrant Agent and constitutes the legally valid and binding obligation of the Warrant Agent enforceable against the Warrant Agent in accordance with its terms; that the Warrant Agent is in compliance, generally with respect to acting as Warrant Agent under the Warrant Agreement, with all applicable laws and regulations; and that the Warrant Agent has the requisite organization and legal power and authority to perform its obligations under the Warrant Agreement.

     The opinion expressed above is limited to the laws of the State of Maryland, exclusive of the securities or "blue sky" laws of the State of Maryland. The opinion is rendered as of the date hereof. We assume no obligation to update the opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur. We consent to the reliance on this opinion by Tobin & Tobin in rendering their opinion to the Company in connection with the Registration Statement.

     We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                Very truly yours,

                                                /s/ Piper & Marbury